Exhibit 99.1

For immediate release	For more information, contact:
Investor Relations
(713) 634-7775
Email: investor@furmanite.com

Furmanite Corporation Announces Key Executive Appointments as the Company

Implements its New Global Organization Designed to Drive Accelerated Growth

HOUSTON, TEXAS (June 26, 2012) – Furmanite Corporation (NYSE: FRM) today announced the promotion of three executives to senior leadership roles as part of the Company’s new, globally unified structure. Clint Jordan, Jay Goodyear and Chad Murray have been named Executive Vice Presidents, each with responsibility to lead one of the three key dimensions of the new world-wide organization.

The Company’s new organization, known internally as “The Orange Way”, is a three way global matrix which links Furmanite’s worldwide operations to accelerate global growth. Responsibilities for the three key dimensions of the new global matrix are as follows:

•	Jordan will lead the geographical dimension of growth through Furmanite’s global network of Service Delivery Centers.

•	Goodyear will lead the project execution and manufacturing dimension of growth through a global network of all Operations functions and resources.

•	Murray will lead the services dimension of growth through a number of Service Line teams who will link the Company’s total global expertise and technology in each service offered by Furmanite.

All three Executives will be based in the Company’s Houston Headquarters and report to Joe Milliron, Furmanite’s President and Chief Operating Officer.

Clint Jordan joined Furmanite in 2006 as one of the key managers in the Flowserve GSG acquisition, and has 29 years of combined service with Furmanite and predecessor companies. During the past six years with Furmanite, Clint has served as a Regional Manager and Vice President of Operations for the Southeast United States, based in Saraland, Alabama. Clint was responsible for leading the transformation of a singular-service valve repair shop into a Service Delivery Center that currently delivers all of the Company’s core service offerings with significant overall revenue growth and expanded customer base.

Jay Goodyear joined Furmanite in 2006 and brings with him over 28 years of industrial service experience to this new position. Since joining Furmanite, Jay has served as Vice President of Operations for the Central and Northeast United States as well as Canada. Leading the successful and profitable growth of these operations over recent years, Jay has a comprehensive understanding of how the Company’s different operational work processes must come together to deliver outstanding products and services to customers.

Chad Murray joined Furmanite in 2006 and brings with him 16 years of industrial sales and service experience within the energy sector to this new position. Chad has served as Regional Sales Manager, Division Sales Manager and most recently Vice President of National Sales in the United States. Chad has been integral in leading national and global contract development, bringing new services to market and supporting new business development throughout the world. He brings a broad-based understanding of all of Furmanite’s service lines to this new role where he will actively lead and support their future growth.

“I am very pleased to announce these first three key leadership appointments as we continue the re-alignment of our world-wide organization as one Global team,” said Joe Milliron. “This new structure will enable all 1,700 Furmanite Team Members to work together toward shared long-term growth objectives within clear global strategies and one Customer driven, company-wide culture.”

“This new organization represents a significant departure from our past structure which was based on independent operation of each geographical unit, without global linkage of service line capabilities or operations work-processes”, said Charles Cox, Chairman of the Board and Chief Executive Officer. “This is a whole new ballgame for Furmanite and it is great to see our team’s enthusiastic commitment to move forward with our new approach which will empower and “operationalize” organic growth across our global footprint.”

“Further communications will be forthcoming as we appoint the key executives who will have direct responsibility for leading each Service Delivery Center, Operations Function and Service Line”, concluded Milliron.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Houston, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 75 offices on six continents. For more information, visit www.furmanite.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

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